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                                                                  Exhibit (A)(3)

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             PENN SERIES FUNDS, INC.

     PENN SERIES FUNDS, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland with its principal office at 600 Dresher Road, Horsham, Pennsylvania, 19044, does hereby file for record with the State Department of Assessments and Taxation of Maryland the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     SECOND: The Board of Directors of the Corporation by unanimous written consent adopted resolutions redesignating (i) the class of stock of the Corporation designated currently as the Growth Equity Fund Common Stock to Growth Stock Fund Common Stock; and (ii) the class of stock of the Corporation designated currently as Emerging Growth Fund Common Stock to Small Cap Growth Fund Common Stock.

     THIRD: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, the Board of Directors has determined to file of record these Articles of Amendment, which Amendment is limited to changes expressly authorized by Section 2-605 of Maryland General Corporation Law to be made without action by the stockholders and which Amendment is solely for the purpose of redesignating certain classes of the Corporation's common stock.

     FOURTH: The description of the shares of stock designated and classified by the Corporation, as amended by these Articles of Amendment; including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is as set forth in the Articles of Incorporation, as amended, and has not changed in connection with these Articles of Amendment.

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     FIFTH: These Articles of Amendment shall be effective as of August 1, 2004.

     IN WITNESS WHEREOF, Penn Series Funds, Inc. has caused these Articles of Amendment to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 27th day of July, 2004.

[SEAL]

                                                  PENN SERIES FUNDS, INC.

                                                  By:    /s/ Peter M. Sherman
                                                     ---------------------------
                                                         Peter M. Sherman
                                                         President

Attest:       /s/ Laura M. Ritzko
        --------------------------------
              Laura M. Ritzko
              Secretary

     THE UNDERSIGNED, President of Penn Series Funds, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                  By:    /s/ Peter M. Sherman
                                                     ---------------------------
                                                         Peter M. Sherman
                                                         President